EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                          Thirteen Weeks Ended                  Thirty-nine Weeks Ended
                                      -----------------------------         -----------------------------
                                      Sept 24, 1999   Sept 25, 1998         Sept 24, 1999   Sept 25, 1998
                                      -------------   -------------         -------------   -------------
                                                       (In thousands except per share amounts)

Net earnings applicable to
   common shareholders for
   basic and diluted earnings
   per share                          $      15,043   $      11,073         $      44,205   $      32,785
                                      -------------   -------------         -------------   -------------

Weighted average shares
   outstanding for basic
   earnings per share                        20,338          20,388                20,194          23,793


Dilutive effect of stock
   options computed using the
   treasury stock method and the
   average market price                         678             591                   629             638


Weighted average shares
   outstanding for diluted
   earnings per share                        21,016          20,979                20,823          24,431


Basic earnings per share              $         .74   $         .54         $        2.19   $        1.38
                                      -------------   -------------         -------------   -------------

Diluted earnings per share            $         .72   $         .53         $        2.12   $        1.35
                                      -------------   -------------         -------------   -------------